EXHIBIT 99

SP Plus Corporation Announces Second Quarter and Year-to-Date 2015 Results

Solid Second Quarter Performance in Line With Expectations; Company Continues to Expect Full-Year EPS Toward Higher End of Guidance Range

CHICAGO, Aug. 5, 2015 (GLOBE NEWSWIRE) -- SP Plus Corporation (Nasdaq:SP), a leading national provider of parking, ground transportation and related products and services to commercial, institutional and municipal clients throughout North America, today announced its results for the second quarter and first six months of 2015.

G Marc Baumann, President and Chief Executive Officer, stated, "We are pleased with our solid second quarter results, especially considering our strong performance in the second quarter of last year that benefitted from the release of pent-up demand created during last year's unusually severe winter weather. As a result, we believe year-to-date results are more indicative of the Company's performance and are pleased with our strong growth in both gross profit and EBITDA.

"We continue to be encouraged by the positive momentum we are seeing in our level of new business activity. Through June of this year, we wrote more new business than ever before and our new business pipeline remains robust.

"Looking forward, we remain focused on driving EBITDA growth by improving performance at existing locations, adding new business and aggressively pursuing cost reduction initiatives. We are encouraged by our progress and have high confidence in the initiatives and strategies we're implementing across SP+ to drive growth and create value for both our customers and our shareholders."

Financial Summary

In millions except per share	Three Months Ended		Three Months Ended
	June 30, 2015		June 30, 2014
	Reported	Adjusted (3)	Reported	Adjusted (3)
Gross profit (1)	$ 46.4	$ 48.0	$ 47.9	$ 48.2
General and administrative expenses (1)	$ 24.7	$ 24.4	$ 25.0	$ 24.0
EBITDA (1),(3)	$ 20.9	$ 22.9	$ 22.0	$ 23.3
Net income attributable to SP Plus (1)	$ 9.8	$ 6.6	$ 5.3	$ 6.2
Earnings per share (EPS) (1)	$ 0.43	$ 0.29	$ 0.24	$ 0.28
Free cash flow (2),(3)	$ 13.8	$ 16.9	$ 26.6	$ 27.1

In millions except per share	Six Months Ended		Six Months Ended
	June 30, 2015		June 30, 2014
	Reported	Adjusted (3)	Reported	Adjusted (3)
Gross profit (1)	$ 87.6	$ 89.3	$ 83.2	$ 83.2
General and administrative expenses (1)	$ 50.4	$ 48.5	$ 51.1	$ 48.1
EBITDA (1),(3)	$ 36.0	$ 39.6	$ 30.7	$ 33.7
Net income attributable to SP Plus (1)	$ 11.1	$ 9.6	$ 9.6	$ 5.2
Earnings per share (EPS) (1)	$ 0.49	$ 0.43	$ 0.43	$ 0.23
Free cash flow (2),(3)	$ 2.0	$ 5.5	$ 12.8	$ 14.3

(1) Adjusted to eliminate non-routine items including, but not limited to, restructuring, merger and integration costs, non-routine asset sales or dispositions, changes in valuation allowances for deferred tax assets, and ongoing costs related to non-routine structural and other repairs at legacy Central Parking lease locations. Results have also been adjusted for the impact of the completed Parkmobile investment transaction and other contemplated transaction costs. Please refer to the accompanying financial tables for a reconciliation of these adjusted items.

(2) Adjusted free cash flow excludes cash used for non-routine structural and other repairs at legacy Central Parking lease locations.

(3) Refer to accompanying financial tables for a reconciliation of non-GAAP financial measures.

Second Quarter Operating Results

Reported gross profit in the second quarter of 2015 was $46.4 million, compared to $47.9 million in the second quarter of 2014, a decrease of $1.5 million or 3%. On an adjusted basis, which excludes non-routine structural and other repair costs in both years, last year's gross profit from the Click and Park transaction engine, and a 2015 gain on the sale of an investment in a joint venture, second quarter 2015 adjusted gross profit was down $0.2 million as compared to last year. Strong new business activity and continued favorable changes in casualty loss reserve estimates for prior years as well as a reduction in health benefit costs contributed to the second quarter 2015 results.

Second quarter 2015 reported general and administrative (G&A) expenses were $24.7 million, including $0.4 million of restructuring, merger and integration related costs, as compared to reported G&A of $25.0 million in the second quarter of 2014, which included $0.5 million of restructuring, merger and integration related costs and $0.5 million for costs related to supporting the Click & Park operation, the Parkmobile transaction and other contemplated transactions. On an adjusted basis, second quarter 2015 G&A expenses were $24.4 million, up $0.4 million from the second quarter of 2014, also on an adjusted basis. A $1.0 million increase in costs related to the Company's performance-based compensation and long-term incentive plans contributed to the year-over-year increase.

Resulting adjusted EBITDA was $22.9 million for the second quarter of 2015, as compared with $23.3 million on the same basis for the second quarter of 2014.

Reported earnings per share for the second quarter of 2015 was $0.43, which included a $0.20 per share benefit from the reversal of valuation allowances for deferred tax assets, as compared to reported earnings per share of $0.24 for the second quarter of 2014. Adjusted earnings per share was $0.29 for the second quarter of 2015, up a penny as compared with adjusted earnings per share for the second quarter of 2014.

Recent Developments

Recent contract awards and new business activity include the following:

  The City of San Mateo, California recently awarded SP+ Municipal Services a multi-year consulting agreement to help the City with its downtown parking and transportation planning and related decisions. The scope of the consulting assignment covers numerous areas, including acquisition of new parking equipment with state-of-the-art technology, parking website design, creation of a new on-line parking permit program, upgrading of parking enforcement systems, implementation of centralized downtown valet programs, new digital graphics, facility maintenance and interactive marketing. The City also renewed a multi-year operating agreement with SP+ for the continued oversight of its on-street and off-street parking meter program.

  SP+ University Services was awarded a contract to provide customer service and cashiering for the Duke University and Duke University Hospital campus in Durham, North Carolina. The multi-year contract encompasses five parking garages comprising approximately 2,500 parking spaces. SP+ University Services provides a variety of related services at many premier higher education campuses and university hospitals, including Emory University, New York Presbyterian Hospital and Harvard Medical School, among others.

  SP+ Event Logistics was awarded a contract to provide assorted event logistics services for FIFA Women's World Cup Canada 2015 events held during June 2015 in Ottawa, Ontario. The Company's duties, among other things, included management of 52 shuttle buses that transported more than 20,000 spectators, media and event officials over the course of nine soccer matches. The event operation encompassed coordination of parking and transportation to and from two large satellite parking locations and the TD Place Stadium soccer venue, containing more than 2,500 parking spaces collectively.

  The Special Olympics World Games 2015 organizing committee in Los Angeles turned to SP+ GAMEDAY after the start to the event's transportation program. Originally contracted as a consultant before the start of the event, SP+ took over management of the operation two days after the event began. SP+ promptly brought in over 100 staff to deliver a successful program to the athletes, media, honored guests, and families in attendance of the 14-day event.

  USA Parking was selected to provide parking valet services at the new AC Marriott South Beach Miami. The Company commenced its duties under that contract when the hotel opened on June 3, 2015.

  GWL Realty Advisors awarded a commercial sweeping contract for a portfolio of 23 parking facilities located in Toronto, Canada to SP+ Facility Maintenance, which recently began offering an array of maintenance services in the Toronto market. The maintenance award expands the scope of the Company's relationship with this client, for whom the Company also provides parking management services.

  MVP REIT selected SP+ Parking to provide its parking management services at the CW parking location in Milwaukee's Central Business District. The Company has now received contracts to manage the parking operations at twelve MVP REIT properties since October 2014. The properties, comprised of a variety of commercial, office and mixed-use buildings, are located in eight cities across the U.S., including Boston, Cincinnati, Fort Lauderdale, Fort Worth, Kansas City, Memphis, Milwaukee and St. Louis.

Year-to-Date Operating Results

Reported gross profit for the first half of 2015 was $87.6 million, compared to $83.2 million for the same period of 2014, an increase of $4.4 million or 5%. On an adjusted basis, which excludes non-routine structural and other repair costs in both years, last year's gross profit from the Click and Park transaction engine as well as a 2015 gain on the sale of an investment in a joint venture, adjusted gross profit for the first half of 2015 was up $6.1 million or 7% over the same period last year.

Reported G&A expenses for the first half of 2015 were $50.4 million, which included $1.9 million of restructuring, merger and integration related costs as compared to reported G&A of $51.1 million in the first half of 2014 that included $2.0 million of restructuring, merger and integration related costs and $0.9 million for costs related to supporting the Click & Park operation, the Parkmobile transaction and other contemplated transactions. On an adjusted basis, G&A for the first half of 2015 was up $0.4 million over the same period of 2014. A $2.7 million increase in costs related to the Company's performance-based compensation and long-term incentive plans contributed to the year-over-year increase.

Resulting adjusted EBITDA was $39.6 million for the first half of 2015, as compared with $33.7 million on the same basis for the first half of 2014.

Reported earnings per share for the first half of 2015 was $0.49, which included a $0.20 per share benefit from the reversal of valuation allowances for deferred tax assets, as compared to reported earnings per share of $0.43 for the first half of 2014, which included a $0.28 per share benefit from the reversal of valuation allowances for deferred tax assets. Adjusted earnings per share, which excludes restructuring, merger and integration related costs, the impact of asset sales and dispositions, non-routine structural repairs, and non-routine tax adjustments, was $0.43 for the first half of 2015, an increase of $0.20 per share over adjusted earnings per share of $0.23 for the first half of 2014.

During the first six months of 2015, the Company generated adjusted free cash flow of $5.5 million, which was lower than the $14.3 million generated during the first half of 2014 but was consistent with the Company's expectations. Based on the current outlook for the remainder of the year, the Company continues to expect to generate full-year free cash flow in line with its previous guidance.

Outlook

Based on results of the first half of 2015, the Company continues to expect its full-year adjusted EPS and adjusted EBITDA to be toward the higher end of the guidance range of $0.93 to $1.03 for adjusted EPS and $83 million to $87 million for adjusted EBITDA. Adjusted EBITDA and adjusted earnings per share will continue to exclude non-routine items, including but not limited to restructuring, merger and integration costs, asset sales, changes in valuation allowances for deferred tax assets, and ongoing costs related to non-routine structural and other repairs. Free cash flow, adjusted for non-routine structural and other repairs, is still expected to be in the range of $30 million to $36 million.

Conference Call

The Company's quarterly earnings conference call will be held at 10:00 a.m. (Central Time) on August 6, 2015, and will be available live and in replay to all analysts and investors through a webcast service. To listen to the live call, individuals are directed to the Company's Investor Relations page at http://ir.spplus.com at least 15 minutes early to register and download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the SP Plus website and can be accessed for 30 days after the call.

About SP+

SP+ provides professional parking, ground transportation, facility maintenance, security and event logistics services to property owners and managers in all markets of the real estate industry. The Company has more than 23,000 employees. Its SP+ Parking, Standard Parking and Central Parking brands operate approximately 4,000 parking facilities with approximately 2.1 million parking spaces in hundreds of cities across North America, including parking-related and shuttle bus operations serving more than 75 airports. USA Parking System, a wholly owned subsidiary, is one of the premier valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor. The Company's ground transportation division transports over 41 million passengers each year; its facility maintenance division operates in dozens of U.S. cities; and its security subsidiary provides licensed security services in six states. The Company also provides a wide range of event logistics services. For more information, visit www.spplus.com.

You should not construe the information on that website to be a part of this release. SP Plus Corporation's annual reports filed on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

Cautionary Note Regarding Forward-Looking Statements

This release and the attached tables contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including the statements under the caption "Outlook," and other statements regarding expectations, beliefs, plans, intentions and strategies of the Company. The Company has tried to identify these statements by using words such as "expect," "anticipate," "believe," "could," "should," "estimate," "intend," "may," "plan," "guidance," "will," "are to be" and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. These forward-looking statements are made based on management's expectations and beliefs concerning future events affecting the Company and are subject to uncertainties and factors relating to operations and the business environment, all of which are difficult to predict and many of which are beyond management's control. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following: costs of non-routine structural and other repairs incurred by the Company under leases acquired in the Central Merger; adverse litigation judgments or settlements, including a dispute with Central's former stockholders; intense competition; risks associated with management contracts and leases; information technology disruption, cyber attacks, cyber terrorism and security breaches; breach of credit facility terms, which may restrict borrowing, require penalty payments or accelerate payment of the Company's substantial indebtedness; the impact of public and private regulations; deterioration of general economic and business conditions or changes in demographic trends; financial difficulties or bankruptcy of major clients; insurance losses that are worse than expected or adverse events not covered by insurance; labor disputes; negative or unexpected tax events; risks associated with joint ventures; extraordinary events affecting parking at facilities that the Company manages, including emergency safety measures, military or terrorist attacks, and natural disasters; adverse weather conditions that reduce gross profit; the risk that state and municipal government clients sell or enter into long-term leases of parking-related assets to competitors or clients of our competitors; availability, terms and deployment of capital; the Company's ability to obtain performance bonds on acceptable terms; and the impact of Federal health care reform.

For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements presented in accordance with GAAP, the Company considers certain financial measures that are not prepared in accordance with GAAP, including gross profit plus costs incurred related to non-routine structural and other repairs at legacy Central Parking leases and less gross profit related to asset sales or dispositions (also referred to as adjusted gross profit); general and administrative expenses less restructuring, merger and integration related costs, costs related to asset sales or dispositions, and costs incurred related to the Parkmobile and other contemplated transactions (also referred to as adjusted G&A); net income and net income per share attributable to SP Plus plus costs incurred related to non-routine structural and other repairs at legacy Central Parking leases, restructuring, merger and integration related costs, net income related to asset sales or dispositions, costs incurred related to the Parkmobile and other contemplated transactions, and costs incurred in connection with the amendment to the senior credit agreement and eliminating the reversal of valuation allowances for deferred tax assets (also referred to as adjusted net income attributable to SP Plus and adjusted EPS); EBITDA and EBITDA plus costs incurred related to non-routine structural and other repairs at legacy Central Parking leases, restructuring, merger and integration related costs, and costs incurred related to the Parkmobile and other contemplated transactions less EBITDA related to asset sales or dispositions (also referred to as adjusted EBITDA); and free cash flow and free cash flow plus cash used for non-routine structural and other repairs at legacy Central Parking leases (also referred to as adjusted free cash flow).

The Company uses these non-GAAP financial measures, in addition to GAAP financial measures, to evaluate its operating and financial performance and to compare such performance to that of prior periods and to the performance of its competitors. Additionally, the Company uses these non-GAAP financial measures in making operational and financial decisions and in the Company's budgeting and planning process.The Company believes that providing these non-GAAP financial measures to investors helps investors evaluate the Company's operating performance, profitability and business trends in a way that is consistent with how management evaluates such performance and consistent with guidance previously provided by the Company. Adjusted gross profit, adjusted G&A, adjusted net income attributable to SP Plus, adjusted EPS, EBITDA and adjusted EBITDA, and free cash flow and adjusted free cash flow should not be considered as alternatives to, or more meaningful indicators of the Company's operating performance or liquidity than, gross profit, G&A, net income, EPS or net cash provided by operating activities, as determined in accordance with GAAP. In addition, the Company's calculation of such non-GAAP measures may not be comparable to similarly titled measures of another company.

EBITDA is a non-GAAP financial measure that represents GAAP net income attributable to the Company before (i) interest expense net of interest income, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) gain on contribution of a business to an unconsolidated entity, and (v) equity in the gains or losses from investment in an unconsolidated entity. Adjusted EBITDA further adjusts EBITDA by adding costs incurred related to non-routine structural and other repairs at legacy Central Parking leases, restructuring, merger and integration related costs and costs incurred related to the Parkmobile and other contemplated transactions and subtracting gross profit and G&A related to asset sales or dispositions.

The Company defines free cash flow as net cash from operating activities, less cash used for investing activities (exclusive of acquisitions), less distribution to noncontrolling interest, plus the effect of exchange rate changes on cash and cash equivalents. Adjusted free cash flow also excludes the cash used for non-routine structural and other repairs at legacy Central Parking leases. The Company believes that the presentation of free cash flow and adjusted free cash flow provides useful information regarding its recurring cash provided by operating activities after certain expenditures. It also demonstrates the Company's ability to execute its financial strategy. The Company's presentations of free cash flow and adjusted free cash flow have material limitations. The Company's free cash flow and adjusted free cash flow do not represent its cash flow available for discretionary expenditures because it excludes certain expenditures that are required or to which the Company has committed, such as debt service requirements. The Company's definition of free cash flow and adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.

For reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the accompanying tables to this release.

SP Plus Corporation
Condensed Consolidated Balance Sheets

	June 30,	December 31,
(in thousands, except for share and per share data)	2015	2014
	(unaudited)
Assets
Cash and cash equivalents	$ 23,786	$ 18,196
Notes and accounts receivable, net	115,168	109,287
Prepaid expenses and other	10,759	17,776
Deferred taxes	10,984	10,992
Total current assets	160,697	156,251
Leasehold improvements, equipment, land and construction in progress, net	39,874	42,784
Other assets
Advances and deposits	5,206	6,693
Intangible assets, net	83,454	91,028
Favorable acquired lease contracts, net	43,389	48,268
Equity investments in unconsolidated entities	19,784	20,660
Other assets, net	18,533	16,697
Cost of contracts, net	11,371	10,481
Goodwill	432,591	432,888
Total other assets	614,328	626,715
Total assets	$ 814,899	$ 825,750
Liabilities and stockholders' equity
Accounts payable	$ 97,944	$ 106,519
Accrued and other current liabilities	91,130	103,844
Current portion of obligations under senior credit facility and other long-term borrowings	15,959	15,567
Total current liabilities	205,033	225,930
Deferred taxes	—	5,814
Long-term obligations under senior credit facility and other long-term borrowings	242,725	237,833
Unfavorable acquired lease contracts, net	55,756	61,350
Other long-term liabilities	69,212	65,011
Total noncurrent liabilities	367,693	370,008
Stockholders' equity
Preferred Stock, par value $0.01 per share; 5,000,000 shares authorized as of June 30, 2015 and December 31, 2014; no shares issued	—	—
Common stock, par value $0.001 per share; 50,000,000 shares authorized as of June 30, 2015 and December 31, 2014; 22,127,725 shares issued and outstanding as of June 30, 2015 and December 31, 2014	22	22
Additional paid-in capital	245,934	243,867
Accumulated other comprehensive income (loss)	(797)	(205)
Accumulated deficit	(3,480)	(14,581)
Total SP Plus Corporation stockholders' equity	241,679	229,103
Noncontrolling interest	494	709
Total shareholders' equity	242,173	229,812
Total liabilities and stockholders' equity	$ 814,899	$ 825,750

SP Plus Corporation
Condensed Consolidated Statements of Income

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(in thousands, except for share and per share data, unaudited)	2015	2014	2015	2014

Parking services revenue
Lease contracts	$ 146,454	$ 124,958	$ 282,269	$ 241,593
Management contracts	88,305	84,931	182,363	174,886
Reimbursed management contract revenue	170,856	164,539	345,137	333,717
Total revenue	405,615	374,428	809,769	750,196
Cost of parking services
Lease contracts	134,474	111,979	263,167	224,063
Management contracts	53,850	50,016	113,840	109,230
Reimbursed management contract expense	170,856	164,539	345,137	333,717
Total cost of parking services	359,180	326,534	722,144	667,010
Gross profit
Lease contracts	11,980	12,979	19,102	17,530
Management contracts	34,455	34,915	68,523	65,656
Total gross profit	46,435	47,894	87,625	83,186
General and administrative expenses	24,739	24,996	50,412	51,062
Depreciation and amortization	8,165	7,730	16,099	14,893
Operating income	13,531	15,168	21,114	17,231
Other expenses (income)
Interest expense	3,062	4,811	7,105	9,620
Interest income	(40)	(94)	(100)	(192)
Equity in losses from investment in unconsolidated entity	353	—	824	—
Total other expenses (income)	3,375	4,717	7,829	9,428
Income before income taxes	10,156	10,451	13,285	7,803
Income tax provision (benefit)	(385)	4,254	950	(3,184)
Net income	10,541	6,197	12,335	10,987
Less: Net income attributable to noncontrolling interest	784	890	1,236	1,377
Net income attributable to SP Plus Corporation	$ 9,757	$ 5,307	$ 11,099	$ 9,610
Common stock data
Net income per share
Basic	$ 0.44	$ 0.24	$ 0.50	$ 0.44
Diluted	$ 0.43	$ 0.24	$ 0.49	$ 0.43
Weighted average shares outstanding
Basic	22,145,190	21,991,965	22,136,458	21,984,912
Diluted	22,521,832	22,398,886	22,505,403	22,375,377

SP Plus Corporation
Condensed Consolidated Statements of Cash Flows

	Six Months Ended
	June 30,	June 30,
(in thousands, unaudited)	2015	2014

Operating activities
Net income	$ 12,335	$ 10,987
Adjustments to reconcile net income to net cash provided by operations
Depreciation and amortization	16,284	14,885
Net accretion of acquired lease contracts	(715)	(801)
Net loss on sale and abandonment of assets	118	244
Amortization of debt issuance costs	488	674
Amortization of original discount on borrowings	349	590
Write-off of debt issuance costs and original discount on borrowings	634	115
Non-cash stock-based compensation	2,133	1,941
Provisions for losses on accounts receivable	191	469
Excess tax benefit related to vesting of restricted stock units	—	87
Deferred income taxes	(6,288)	(6,804)
Net change in operating assets and liabilities	(15,355)	667
Net cash provided by operating activities	10,174	23,054
Investing activities
Purchase of leasehold improvements and equipment	(4,197)	(8,149)
Cost of contracts purchased	(2,686)	(662)
Proceeds from sale of assets	216	146
Capitalized interest	—	(17)
Contingent payments for a business acquired	—	(260)
Net cash used in investing activities	(6,667)	(8,942)
Financing activities
Tax benefit from vesting of restricted stock units	—	(87)
Contingent payments for businesses acquired	(57)	(141)
Proceeds from Senior Credit Facility and Restated Credit Facility revolver, net	2,300	6,800
Proceeds (payments) from Senior Credit Facility and Restated Credit Facility term loan, net	2,455	(19,190)
Payments of debt issuance costs for Restated Credit Facility	(888)	—
Distribution to noncontrolling interest	(1,209)	(1,372)
Redemption of convertible debentures	(68)	—
Borrowings (payments) on other long-term debt obligations	(155)	214
Net cash provided by (used in) financing activities	2,378	(13,776)
Effect of exchange rate changes on cash and cash equivalents	(295)	57
Increase in cash and cash equivalents	5,590	393
Cash and cash equivalents at beginning of period	18,196	23,158
Cash and cash equivalents at end of period	$ 23,786	$ 23,551

Supplemental disclosures
Cash paid (received) during the period for
Interest	$ 5,788	$ 7,168
Income taxes, net	$ 9,212	$ (3,139)

SP PLUS CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION - RECONCILIATION OF ADJUSTED GROSS PROFIT, ADJUSTED G&A, ADJUSTED NET INCOME, AND ADJUSTED NET INCOME PER SHARE
(in thousands, except for share and per share data, unaudited)

	Three months ended		Six months ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Gross profit
Gross profit, as reported	$ 46,435	$ 47,894	$ 87,625	$ 83,186
Add: Non-routine structural and other repairs	1,983	841	2,078	942
Subtract: Gross profit related to asset sales or dispositions	(374)	(528)	(374)	(894)
Adjusted gross profit	$ 48,044	$ 48,207	$ 89,329	$ 83,234

General and administrative expenses
General and administrative expenses, as reported	$ 24,739	$ 24,996	$ 50,412	$ 51,062
Subtract: Restructuring, merger and integration costs	(374)	(537)	(1,872)	(2,042)
Subtract: G&A related to asset sales or dispositions	--	(227)	--	(465)
Subtract: Parkmobile and other contemplated transaction costs	(1)	(261)	(34)	(407)
Adjusted G&A	$ 24,364	$ 23,971	$ 48,506	$ 48,148

Net income attributable to SP Plus
Net income attributable to SP Plus, as reported	$ 9,757	$ 5,307	$ 11,099	$ 9,610
Add: Non-routine structural and other repairs, after tax	1,150	488	1,205	546
Add: Restructuring, merger and integration costs, after tax	217	311	1,086	1,184
Add: Net income related to asset sales or dispositions	(12)	(46)	261	(17)
Add: Costs incurred related to Parkmobile and other contemplated transaction	1	151	20	236
Add: Writeoff of debt issuance costs and original discount on borrowings, after tax	--	--	368	--
Subtract: Reversal of valuation allowances for deferred tax assets	(4,473)	--	(4,473)	(6,359)
Adjusted net income attributable to SP Plus	$ 6,639	$ 6,212	$ 9,565	$ 5,201

Net income per share, as reported
Basic	$ 0.44	$ 0.24	$ 0.50	$ 0.44
Diluted	$ 0.43	$ 0.24	$ 0.49	$ 0.43

Adjusted net income per share
Basic	$ 0.30	$ 0.28	$ 0.43	$ 0.24
Diluted	$ 0.29	$ 0.28	$ 0.43	$ 0.23

Weighted average shares outstanding
Basic	22,145,190	21,991,965	22,136,458	21,984,912
Diluted	22,521,832	22,398,886	22,505,403	22,375,377

SP PLUS CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION - RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA
(in thousands, unaudited)

	Three months ended		Six months ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Net income attributable to SP Plus, as reported	$ 9,757	$ 5,307	$ 11,099	$ 9,610
Add (subtract):
Income tax provision (benefit)	(385)	4,254	950	(3,184)
Interest expense, net	3,022	4,717	7,005	9,428
Equity in losses from investment in unconsolidated entity	353	--	824	--
Depreciation and amortization expense	8,165	7,730	16,099	14,893
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$ 20,912	$ 22,008	$ 35,977	$ 30,747

Add: Non-routine structural and other repairs	1,983	841	2,078	942
Add: Restructuring, merger and integration costs	374	537	1,872	2,042
Subtract: EBITDA related to asset sales or dispositions	(374)	(301)	(374)	(429)
Add: Parkmobile and other contemplated transaction costs	1	261	34	407
Adjusted EBITDA	$ 22,896	$ 23,346	$ 39,587	$ 33,709

SP PLUS CORPORATION
FREE CASH FLOW
(in thousands, unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Operating income	$ 13,531	$ 15,168	$ 21,114	$ 17,231
Depreciation and amortization	8,165	7,730	16,099	14,893
Net accretion of acquired lease contracts	(387)	(22)	(715)	(801)
Non-cash stock-based compensation	1,567	1,145	2,133	1,941
Income tax (paid) received, net	(4,527)	(1,553)	(9,212)	3,139
Income attributable to noncontrolling interest	(784)	(890)	(1,236)	(1,377)
Change in operating assets and liabilities	1,416	14,025	(13,509)	(5,973)
Purchase of leaseholds, equipment and cost of contracts and contingent purchase payments	(1,801)	(5,642)	(6,883)	(9,088)
Operating cash flow	$ 17,180	$ 29,961	$ 7,791	$ 19,965
Cash interest paid	(3,359)	(3,312)	(5,788)	(7,168)
Free cash flow (1)	$ 13,821	$ 26,649	$ 2,003	$ 12,797
plus: Cash used for non-routine structural and other repairs	3,124	421	3,491	1,472
Adjusted free cash flow	$ 16,945	$ 27,070	$ 5,494	$ 14,269

(1) Reconciliation of Free Cash Flow to Consolidated Statements of Cash Flow
	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Net cash provided by operating activities	$ 16,296	$ 32,756	$ 10,174	$ 23,054
Net cash used in investing activities	(1,592)	(5,538)	(6,667)	(8,942)
Distribution to noncontrolling interest	(759)	(598)	(1,209)	(1,372)
Effect of exchange rate changes on cash and cash equivalents	(124)	29	(295)	57
Free cash flow	$ 13,821	$ 26,649	$ 2,003	$ 12,797

SP PLUS CORPORATION
LOCATION COUNT

	June 30, 2015	December 31, 2014	June 30, 2014
Leased facilities	748	774	812
Managed facilities	3,253	3,409	3,398
Total facilities	4,001	4,183	4,210

CONTACT: Vance Johnston
         (312) 521-8409
         vjohnston@spplus.com